As filed with the Securities and Exchange Commission on March 1, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Enliven Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-1523849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6200 Lookout Road

Boulder, CO 80301

(720) 647-8519

(Address of Principal Executive Offices, including zip code)

Enliven Therapeutics, Inc. Amended and Restated 2020 Equity Incentive Plan

Enliven Therapeutics, Inc. 2020 Employee Stock Purchase Plan

Enliven Therapeutics, Inc. 2019 Equity Incentive Plan

(Full title of the plan)

Samuel Kintz

President and Chief Executive Officer

Enliven Therapeutics, Inc.

6200 Lookout Road

Boulder, CO 80301

(720) 647-8519

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Tony Jeffries, Esq.

Jennifer Knapp, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

1881 9th Street, Suite 110

Boulder, CO 80302

(303) 256-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On October 13, 2022, Enliven Therapeutics, Inc. (formerly known as Imara Inc.) (the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Enliven Inc. (formerly Enliven Therapeutics, Inc.) (“Former Enliven”) and Iguana Merger Sub, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), pursuant to which, among other matters, subject to the terms and conditions thereof, Merger Sub merged with and into Former Enliven, with Former Enliven surviving such merger as a wholly-owned subsidiary of the Registrant and the surviving corporation of the merger (the “Merger”). On February 23, 2023, the Registrant completed the Merger. Upon the closing of the Merger, Imara Inc. was renamed Enliven Therapeutics, Inc.

On February 22, 2023, at a special meeting of stockholders, the stockholders of the Registrant approved an amendment to the Registrant’s restated certificate of incorporation to effect a reverse stock split (as defined below) of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), the Registrant’s Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”), and an amendment to the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) to increase the number of shares reserved for issuance under the 2020 ESPP to 1,628,535 shares of Common Stock (subject to certain capitalization adjustments, and not accounting for the Reverse Stock Split). On February 23, 2023, the Registrant effected a 1-for-4 reverse stock split of its Common Stock (the “Reverse Stock Split”) and implemented a reduction in the number of authorized shares of Common Stock to 100,000,000.

In connection with the Merger, each stock option granted under Former Enliven’s 2019 Equity Incentive Plan (the “Former Enliven 2019 Plan”) that was outstanding immediately prior to the effective time of the Merger was assumed by the Registrant and became an option to acquire, on the same terms and conditions as were applicable to such Former Enliven stock option immediately prior to the effective time of the Merger, a number of shares of Common Stock equal to the number of shares of Former Enliven common stock subject to the unexercised portion of the Former Enliven stock option immediately prior to the effective time of the Merger, multiplied by the exchange ratio (rounded down to the nearest whole share number), with an exercise price per share for the options equal to the exercise price per share of such Former Enliven stock option immediately prior to the effective time of the Merger divided by the exchange ratio (rounded up to the nearest whole cent). Such assumed options continue to be governed by the terms and conditions of the Former Enliven 2019 Plan. Upon the closing of the Merger, the Registrant assumed the Former Enliven 2019 Plan.

The number of shares of Common Stock reserved and available for issuance under the 2020 Plan is subject to an automatic annual increase on the first day of each fiscal year during the term of the plan, beginning with the fiscal year commencing on January 1, 2024, equal to the least of (i) 4.5% of the number of shares of the Registrant’s Common Stock outstanding on the first day of such fiscal year or (ii) an amount determined by the Registrant’s board of directors; provided that, subject to certain capitalization adjustments, up to 17,100,000 shares of Common Stock may be granted as “incentive stock options” under the 2020 Plan (not accounting for the Reverse Stock Split).

The number of shares of Common Stock reserved and available for issuance under the 2020 ESPP is subject to an automatic increase on the first day of each fiscal year, beginning with the fiscal year commencing on January 1, 2024 and continuing until, and including, the fiscal year commencing on January 1, 2043, in an amount equal to the least of (i) 1,628,535 shares of Common Stock (subject to certain capitalization adjustments, and not accounting for the Reverse Stock Split), (ii) 1% of the number of shares of Common Stock outstanding on the first day of such fiscal year and (iii) an amount determined by the Registrant’s board of directors.

The Registrant is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register (i) 3,155,125 shares of Common Stock, issuable with respect to Former Enliven options assumed by the Registrant pursuant to the Merger Agreement, (ii) 3,531,575 additional shares of Common Stock under the 2020 Plan, pursuant to the stockholder vote providing for such increase in the number of shares reserved for issuance, and (iii) 293,111 additional shares of Common Stock under the 2020 ESPP, pursuant to the stockholder vote providing for such increase in the number of shares reserved for issuance. All applicable share amounts reflect the Reverse Stock Split.

Accordingly, contents of (i) the previous registration statement on Form S-8 filed by the Registrant with the Commission on March 12, 2020 (File No.  333-237117), (ii) the previous registration statement on Form S-8 filed by the Registrant with the Commission on August 6, 2021 (File No. 333-258538) and (iii)  the previous registration statement on Form S-8 filed by the Registrant with the Commission on March 15, 2022 (File No. 333-263554) (together, the “Previous Forms S-8”), including the information incorporated by reference therein and the periodic reports filed after the Previous Forms S-8 to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 10, 2023;

(2) The Registrant’s Current Reports on Form 8-K filed with the Commission on February  13, 2023, February  22, 2023 and March 1, 2023;

(3) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (2) above; and

(4) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on March 9, 2020 pursuant to Section 12(b) of the Exchange Act, and as set forth by the description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form S-4/A, filed with the Commission on January 9, 2023, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Boulder, CO. Investment funds associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, hold an aggregate of 6,530 shares of Common Stock, which represent less than 1% of the Registrant’s outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the DGCL, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. The Registrant’s restated certificate of incorporation provides that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL. However, the DGCL prohibits the Registrant from limiting the liability of directors for (i) any breach of a director’s duty of loyalty to the Registrant or to the Registrant’s stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions, and (iv) any transaction from which a director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Registrant’s restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of nonmonetary relief, remain available under Delaware law. It also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Registrant’s restated certificate of incorporation, the Registrant will also be empowered to enter into indemnification agreements with its directors, officers, employees and other agents and to purchase insurance on behalf of any person whom the Registrant is required or permitted to indemnify.

The Registrant entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its restated certificate of incorporation, and intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. The Registrant believes that these restated certificate of incorporation provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The limitation of liability and indemnification provisions in the Registrant’s restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. A stockholder’s investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

4.1	Form of Specimen Common Stock Certificate (incorporated by reference)	S-1	333-236465	4.1	February 14, 2020

4.2	The Registrant’s Restated Certificate of Incorporation, dated March 16, 2020 (incorporated by reference)	8-K	001-39247	3.1	March 16, 2020

Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

4.3	Certificate of Amendment to the Registrant’s Restated Certificate of Incorporation (incorporated by reference)	8-K	001-39247	3.1	February 22, 2023

4.4	Certificate of Amendment to the Registrant’s Restated Certificate of Incorporation (incorporated by reference)	8-K	001-39247	3.1	March 1, 2023

4.5	Certificate of Amendment to the Registrant’s Restated Certificate of Incorporation (incorporated by reference)	8-K	001-39247	3.2	March 1, 2023

4.6	Amended and Restated Bylaws of the Registrant (incorporated by reference)	8-K	001-39247	3.2	March 16, 2020

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					X

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (included on the signature page hereto)					X

99.1	The Registrant’s Amended and Restated 2020 Equity Incentive Plan (incorporated by reference)	8-K	001-39247	10.2	March 1, 2023

99.2	Form of Stock Option Agreement under the Registrant’s Amended and Restated 2020 Equity Incentive Plan (incorporated by reference)	S-1	333-236465	10.5	February 14, 2020

99.3	Form of Restricted Stock Unit Agreement under the Registrant’s Amended and Restated 2020 Equity Incentive Plan (incorporated by reference)	10-K	001-39247	10.7	March 15, 2022

99.4	The Registrant’s 2020 Employee Stock Purchase Plan	S-1/A	333-236465	10.6	March 3, 2020

99.5	Amendment to the Registrant’s 2020 Employee Stock Purchase Plan (incorporated by reference)	8-K	001-39247	10.5	March 1, 2023

99.6	The Registrant’s 2019 Equity Incentive Plan, and form of award agreements thereunder (incorporated by reference)	8-K	001-39247	10.17	March 1, 2023

107.1	Filing Fee Table					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on March 1, 2023.

ENLIVEN THERAPEUTICS, INC.

By:	/s/ Samuel Kintz
Samuel Kintz
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Samuel Kintz and Benjamin Hohl, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.`

Signature	Title	Date

/s/ Samuel Kintz Samuel Kintz, M.B.A.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2023

/s/ Benjamin Hohl Benjamin Hohl	Chief Financial Officer (Principal Financial and Accounting Officer)	March 1, 2023

/s/ Rahul Ballal Rahul Ballal, Ph.D.	Director	March 1, 2023

/s/ Jacob Bauer Jacob Bauer	Director	March 1, 2023

/s/ Mika Derynck Mika Derynck, M.D.	Director	March 1, 2023

/s/ Rishi Gupta Rishi Gupta, J.D.	Director	March 1, 2023

/s/ Richard Heyman Richard Heyman, Ph.D.	Director	March 1, 2023

/s/ Joseph P. Lyssikatos Joseph P. Lyssikatos, Ph.D.	Director	March 1, 2023

/s/ Andrew Phillips Andrew Phillips, Ph.D.	Director	March 1, 2023

/s/ Andrew Schwab Andrew Schwab	Director	March 1, 2023